Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-17079) of Quest Diagnostics Incorporated of our report dated June 24, 2008 relating to the statement of net assets available for benefits as of December 31, 2007 of The Profit Sharing Plan of Quest Diagnostics Incorporated, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
June 29, 2009